Exhibit 10.2

RESTATED MANAGEMENT SERVICES AGREEMENT

THIS RESTATED MANAGEMENT SERVICES AGREEMENT (the “Restated Agreement”) is made as of September 30, 2009, by and between MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation having its principal office and place of business located at 204 State Route 17B, Monticello, New York 12701 (“MRMI”); and SPORTSYSTEMS GAMING MANAGEMENT AT MONTICELLO, LLC, a New York limited liability company having its principal office and place of business located at 40 Fountain Plaza, Buffalo, New York 14202 (the “Advisor”).

RECITALS

A.           MRMI and the Advisor are parties to a certain Management Services Agreement dated as of June 10, 2009 (the “Original Agreement”).

B.           The parties have agreed to revise and restate the Original Agreement in the manner set forth in this Restated Agreement to reflect their understandings and agreements regarding the terms under which the Advisor will continue to provide consulting services to MRMI.

NOW, THEREFORE, in view of the Recitals and in consideration of the mutual promises and covenants contained herein, the parties agree that the terms and conditions of the Original Agreement shall be replaced and superseded in their entirety by this Restated Agreement, and the full extent of the understandings and agreements between MRMI and the Advisor shall henceforth be as follows:

1.             Assistance to be Provided by the Advisor.  From the date of this Restated Agreement through December 31, 2009, the Advisor will advise and assist MRMI in its conduct of the day-to-day operations of MRMI’s video lottery gaming, food service and related hospitality businesses at Monticello Gaming and Raceway.  In this regard, the Advisor shall advise and assist MRMI with respect to its operations at Monticello Gaming and Raceway, only as requested.  Such advice and assistance shall be provided by the Advisor remotely from its place of business, and not at the business premises of MRMI.  The performance of all activities by the Advisor pursuant to this Restated Agreement shall be on behalf of MRMI and for its exclusive account and benefit.

2.             Retained Rights and Responsibilities of MRMI.  All legal and equitable interest in Monticello Gaming and Raceway and its video lottery gaming, pari-mutuel racing, food service and related hospitality facilities shall belong exclusively to MRMI.  MRMI retains the exclusive right to receive and retain all of revenues generated by its various business operations, and MRMI is solely responsible for the payment of all expenses associated with such businesses.

3.             Management Fee.  In consideration for the services previously performed by the Advisor pursuant to the Original Agreement, contemporaneously with the execution and delivery of this Restated Agreement MRMI will pay to the Advisor the fixed sum of (i) Six Hundred and Fifty Thousand Dollars ($650,000.00), plus (ii) the Base Management Fee payable by MRMI to the Advisor under Section 6.01.1 of the Original Agreement for the months of August and September 2009.  MRMI shall not be required to pay any additional consideration for the ongoing advice and assistance to be provided by the Advisor pursuant to Section 1 above.  The foregoing management fee represents an unconditional amount due and owing to the Advisor, and the Advisor shall not be liable for the repayment of such management fee (or any portion thereof) under any circumstances.  Without limiting the generality of the foregoing, in the event that MRMI believes the Advisor to be in breach of its obligation to provide ongoing advice and assistance to MRMI in the manner described in Section 1, MRMI’s only remedy shall be to terminate the Advisor’s engagement to provide such ongoing services prior to the December 31, 2009 expiration date of this Restated Agreement.

4.             Reimbursement of Expenses.  MRMI will reimburse all reasonable out-of-pocket expenses incurred by the Advisor at the specific request of MRMI and authorized by its General Manager in providing the advice and assistance described herein.

5.             Confidential Information.  MRMI and the Advisor each agree that any information received concerning the other party hereto, whether during the previous performance of the Original Agreement or hereafter obtained during the performance of this Restated Agreement, relating to such other party’s organization, financial matters, marketing plans or other information of a propriety nature, shall be treated by the parties in full confidence, will be used solely for the purpose of performing the parties’ continuing duties under this Restated Agreement, will not be used in any way detrimental to the party which has disclosed or will disclose such proprietary information, and will be kept confidential by each of MRMI and the Advisor; provided, however, that such proprietary information may be disclosed to the employees and other representatives of MRMI and the Advisor who need to know such information for the purpose of performing this Restated Agreement.  Without limiting the generality of the foregoing, MRMI and the Advisor agree that such proprietary information shall not be disclosed to any third party other than (i) the New York State Lottery, (ii) any other governmental agency having jurisdiction over the parties’ businesses or the properties, or (iii) as otherwise expressly required by legal requirements applicable to either party hereto.  MRMI acknowledges that certain gaming and pari-mutuel racing licenses are currently issued to and held by affiliates of the Advisor, and that the affiliates of the Advisor may, in the future, apply for additional gaming licenses.  Accordingly, certain legal requirements may compel the affiliates of the Advisor to disclose private or otherwise confidential information about MRMI or the operations of its video lottery gaming business and pari-mutuel racing businesses.  MRMI hereby consents to such disclosure as long as the same, in each instance, is approved in advance and in writing by MRMI.  MRMI further agrees to refrain from any action that may affect the licenses issued to the affiliates of the Advisor, so long as the same will not unduly interfere with MRMI’s operation of its various businesses at Monticello Gaming and Raceway.

6.             Restriction on Employee Solicitation.  Each of the parties agrees to refrain from soliciting the employment of, or hiring or otherwise retaining the service of, the employees of the other party hereto or such parties’ affiliates during the term of this Restated Agreement and for a period of twelve (12) months after the expiration or termination of this Restated Agreement, provided however that each of the parties shall not be prohibited from hiring an employee of the other party as a result of a response by such employee or his agent to a non-targeted general solicitation through a public medium such as media advertisements and the use of professional search firms.

7.             Availability of Injunctive Relief.  The provisions of Sections 5 and 6 above shall survive the expiration or early termination of this Restated Agreement, and shall be enforceable by an injunction or such other equitable relief may be granted by a court of competent jurisdiction.
8.             Additional Affirmative Covenants of the Parties.  MRMI and the Advisor further covenant and agree as follows:

(a)           Each of MRMI and the Advisor agree to comply with all applicable laws, ordinances, orders and regulations, and to deliver to the other party hereto copies of any notices of violations of law, ordinances, orders and regulations, that are issued by any governmental authority having jurisdiction over the ownership or operation of Monticello Gaming and Raceway and the improvements located thereon..  Each of MRMI and the Advisor shall use its commercially reasonable best efforts to obtain and maintain any necessary licenses, permits, authorizations and approvals required by it for the conduct of the video lottery gaming, food service, and related hospitality business conducted at Monticello Gaming and Raceway, and to assist the other party hereto when reasonably requested in obtaining and maintaining any licenses, permits, authorizations and approvals required by such other party.

(b)           Each of MRMI and the Advisor shall promptly and timely file any and all filings, reports, certificates and applications with governmental agencies which are necessary or appropriate for the parties to perform their respective responsibilities set forth in this Restated Agreement.

9.             Required Approvals.  The terms and conditions of this Restated Agreement and the legal obligations of the parties set forth herein are subject to the final approval of this Restated Agreement by the New York Lottery and the New York State Racing and Wagering Board.

10.           Advisor as Independent Contractor and Agent for MRMI.  The Advisor shall act solely as the agent of MRMI.  Nothing in this Restated Agreement shall constitute or be construed to create a partnership, joint venture or joint employer relationship between the Advisor and MRMI, and the Advisor shall be an independent contractor of MRMI.

11.           Preparation of Restated Agreement.  Each of MRMI and the Advisor acknowledges that it received the advice of separate legal counsel in the negotiation of this Restated Agreement, and that the terms of the transactions contemplated by this Restated Agreement are fair and reasonable.  Each of MRMI and the Advisor agrees that no conflict, omission or ambiguity in this Restated Agreement, nor the interpretation of this Restated Agreement, shall be construed against either party on the basis that such party was responsible for the drafting of this Restated Agreement.

12.           Entire Agreement; No Collateral Representations; Mutual Releases.  This Restated Agreement constitutes the final, complete and exclusive statement of the parties’ agreement with respect to the subject matter hereof.  Except to the extent otherwise expressly set forth herein, this Restated Agreement supersedes the Original Agreement and any prior or contemporaneous agreements, memoranda, proposals, commitments, assurances, communications, discussions, promises, representations, understandings, conduct, courses of dealing, or warranties of any kind, whether oral or written (collectively and severally, the “prior agreements”).  Any such prior agreements are of no force or effect.  Without limiting the generality of the foregoing, except to the extent expressly provided in this Restated Agreement, each of MRMI and the Advisor, for itself and its successors and assigns, hereby releases, waives, discharges and covenants not to sue the other party to this Restated Agreement for any reason or cause related to Original Agreement, the obligations of MRMI and the Advisor set forth in the Original Agreement, or the performance or default in performance by MRMI or the Advisor of their respective responsibilities set forth in the Original Agreement.

13.           No Oral Modification or Waiver.  This Restated Agreement may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.  Neither this Restated Agreement nor any of its terms or provisions may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument signed by all of the parties to this Restated Agreement.

14.           Severability.  If any term or provision of this Restated Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then (a) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Restated Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (b) the remainder of this Restated Agreement shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

15.           No Third Party Beneficiaries.  Nothing contained in this Restated Agreement shall confer any rights or remedies on any person or entity other than the parties hereto and their respective successors and assigns, if any; nor shall anything in this Restated Agreement relieve or discharge the obligation or liability of any third person to any party to this Restated Agreement; nor shall any provision of this Restated Agreement give any third person any right of subrogation or action over or against any party to this Restated Agreement.

16.           No Reliance on Prior Representations.  Each of MRMI and the Advisor acknowledges and agrees that there are no oral representations or promises which has induced such party to change its position to its detriment, to partially perform, or to part with value in reliance upon such representation or promise.

17.           Headings.  The headings used in this Restated Agreement are for convenience of reference only, and shall not be used in construing or interpreting the scope or intent of this Restated Agreement or any provision hereof.

18.           Applicable Law.  This Restated Agreement and the rights and remedies of each party arising out of or relating to this Restated Agreement (including, without limitation, equitable remedies) shall, with the exception of any applicable Federal laws, be solely governed by, interpreted under, and construed and enforced in accordance with the substantive laws of the State of New York without regard to conflicts of law principles.  This Restated Agreement was made, and its obligations are to be performed, wholly within the State of New York.

19.           Assignment or Delegation.  MRMI shall be entitled to assign its rights and delegate the performance of its duties and obligations under this Restated Agreement to any party.  The Advisor acknowledges that it has been selected to provide advice and assistance to MRMI on account of the Advisor’s personal experience and capability, and, accordingly, the Advisor shall not be entitled to delegate performance of its duties and obligations hereunder without the prior written consent of MRMI, which consent may be withheld by MRMI in its sole and unfettered discretion.

20.           Counterparts.  This Restated Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Restated Agreement may be detached from any counterpart of this Restated Agreement and reattached to any other counterpart of this Restated Agreement that is identical in all material respects.  Any counterpart that is signed by all parties may be introduced into evidence in any action or proceeding without having to produce or account for the other counterparts.  The existence of this Restated Agreement may also be established by introducing into evidence a number of separately signed counterparts which collectively contain the signatures of all parties, and which are otherwise identical in all material respects.

21.           Electronically Transmitted Documents.  If a copy or counterpart of this Restated Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

IN WITNESS WHEREOF, the parties have executed this Restated Agreement as of the date first above written.

MONTICELLO RACEWAY MANAGEMENT, INC.

By:	/s/ Charles A. Degliomini
Name:	Charles A. Degliomini
Title:	Executive Vice President

SPORTSYSTEMS GAMING MANAGEMENT AT MONTICELLO, LLC

By:	/s/ Ronald A. Sultemeier
Name:	Ronald A. Sultemeier
Title:	Vice President